As filed with the Securities and Exchange Commission on June 29, 2020

Registration No. 333-207630

Registration No. 333-216904

Registration No. 333-226755

Registration No. 333-230754

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-207630

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-216904

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-226755

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-230754

UNDER

THE SECURITIES ACT OF 1933

ADESTO TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	16-1755067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3600 Peterson Way, Santa Clara, CA 95054

(Address of Principal Executive Offices, including zip code)

2015 Equity Incentive Plan
2015 Employee Stock Purchase Plan
2007 Equity Incentive Plan

(Full title of the plan)

Colin Sturt

Senior Vice President, General Counsel

Dialog Semiconductor plc

100 Longwater Avenue

Green Park

Reading RG2 6GP

United Kingdom

+44 (0) 1793 757700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Keith Flaum

Christopher R. Moore

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025

Tel.: (650) 463-4000

Fax: (650) 463-4199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of Adesto Technologies Corporation, a Delaware corporation (the “Registrant”):

•                  Registration Statement No. 333-207630, registering 1,813,272 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Registrant under the Adesto Technologies Corporation 2015 Equity Incentive Plan, 150,000 shares of Common Stock of the Registrant under the Adesto Technologies Corporation 2015 Employee Stock Purchase Plan, and 797,456 shares of Common Stock of the Registrant under the Adesto Technologies Corporation 2007 Equity Incentive Plan.

•                  Registration Statement No. 333- 216904, registering 1,218,760 shares of Common Stock of the Registrant under the Adesto Technologies Corporation 2015 Equity Incentive Plan and 304,690 shares of Common Stock of the Registrant under the Adesto Technologies Corporation 2015 Employee Stock Purchase Plan.

•                  Registration Statement No. 333- 226755, registering 851,673 shares of Common Stock of the Registrant under the Adesto Technologies Corporation 2015 Equity Incentive Plan and 212,918 shares of Common Stock of the Registrant under the Adesto Technologies Corporation 2015 Employee Stock Purchase Plan.

•                  Registration Statement No. 333- 230754, registering 1,177,683 shares of Common Stock of the Registrant under the Adesto Technologies Corporation 2015 Equity Incentive Plan and 294,421 shares of Common Stock of the Registrant under the Adesto Technologies Corporation 2015 Employee Stock Purchase Plan.

On June 29, 2020, Dialog Semiconductor plc, a company incorporated in England and Wales (“Dialog”), completed the merger contemplated by the Agreement and Plan of Merger, dated as of February 20, 2020 (the “Merger Agreement”), by and among Dialog, the Registrant and Azara Acquisition Corp., a Delaware corporation and a wholly owned direct or indirect subsidiary of Dialog (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant, with the Registrant surviving the Merger as a wholly owned direct or indirect subsidiary of Dialog (the “Merger”). At the effective time of the Merger (the “Effective Time”), each share of Common Stock outstanding as of immediately prior to the Effective Time (other than (i) shares held, directly or indirectly, by any wholly owned subsidiary of the Registrant, (ii) shares held by the Registrant (or held in the Registrant’s treasury) or held, directly or indirectly, by Dialog, Merger Sub or any other wholly owned subsidiary of Dialog or (iii) shares owned by stockholders of the Registrant who have validly exercised their appraisal rights under Delaware law) was canceled and automatically converted into the right to receive $12.55 in cash, without interest and subject to any required tax withholding.

In connection with the consummation of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements. In addition, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements but not sold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, England, United Kingdom on June 29, 2020.

Adesto Technologies Corporation

By:	/s/ Colin Sturt
Name:	Colin Sturt
Title:	General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.